As filed with the Securities and Exchange Commission on August 21, 2014

Registration No. 333-196747

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE Gas, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	4924	46-3561936
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph L. McCormick

Senior Vice President, General Counsel and Assistant Secretary

ONE Gas, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard B. Aftanas Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000	Jordan B. Edwards GableGotwals 100 West Fifth Street, Suite 1100 Tulsa, Oklahoma 74103 (918) 595-4800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e 4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d 1(d) (Cross Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (2)
2.070% Senior Notes due 2019	$300,000,000	100%	$300,000,000	$38,640
3.610% Senior Notes due 2024	$300,000,000	100%	$300,000,000	$38,640
4.658% Senior Notes due 2044	$600,000,000	100%	$600,000,000	$77,280

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the rules and regulations under the Securities Act.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 21, 2014

PROSPECTUS

ONE Gas, Inc.

Offers to Exchange

up to $300,000,000 aggregate principal amount of new 2.070% Senior Notes due 2019 for all outstanding 2.070% Senior Notes due 2019 originally issued January 27, 2014,

up to $300,000,000 aggregate principal amount of new 3.610% Senior Notes due 2024,

for all outstanding 3.610% Senior Notes due 2024 originally issued January 27, 2014, and up to $600,000,000 aggregate principal amount of new 4.658% Senior Notes due 2044 for all outstanding 4.658% Senior Notes due 2044 originally issued January 27, 2014.

The exchange offers will expire at 5:00 p.m., New York City time,

on             , 2014, unless extended.

We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, our 2.070% Senior Notes due 2019, which we refer to in this prospectus as the new 2019 notes, 3.610% Senior Notes due 2024, which we refer to in this prospectus as the new 2024 notes, and 4.658% Senior Notes due 2044, which we refer to in this prospectus as the new 2044 notes, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which we refer to in this prospectus collectively as the “new notes,” for any and all of our outstanding 2.070% Senior Notes due 2019, which we refer to in this prospectus as the old 2019 notes, 3.610% Senior Notes due 2024, which we refer to in this prospectus as the old 2024 notes, and 4.658% Senior Notes due 2044, which we refer to in this prospectus as the old 2044 notes, respectively, issued on January 27, 2014, and which we refer to in this prospectus collectively as the “old notes.” The term “notes” refers to both the old notes and the new notes. We refer to the offers to exchange the new notes for the old notes as the “exchange offers” in this prospectus.

Material Terms of the Exchange Offers:

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2014, unless extended.

•	Upon expiration of the exchange offers, all outstanding old 2019 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2019 notes, all outstanding old 2024 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2024 notes, and all outstanding old 2044 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2044 notes.

•	The form and terms of the new 2019 notes, the new 2024 notes and the new 2044 notes will be identical in all material respects to the old 2019 notes, the old 2024 notes and the old 2044 notes, respectively, that we issued on January 27, 2014, except the new notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offers.

•	The exchange offers are not subject to any minimum tender condition, but are subject to customary conditions.

•	The exchange of the old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on any securities exchange or quotation system.

•	If you fail to tender your old notes for the new notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offers, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

Investing in the new notes involves risks. See “Risk Factors,” beginning on page 7, for a discussion of certain factors that you should consider before deciding to exchange old notes for new notes pursuant to the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” In making your decision to participate in the exchange offers, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. The information contained in this prospectus is not complete and may be changed. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale, exchange or issuance of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: ONE Gas, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103, Attention: Corporate Secretary, (918) 947-7000. The exchange offers are expected to expire on             , 2014, and you must make your exchange decision by the expiration date. To obtain timely delivery, you must request the information no later than             , 2014, or the date that is five business days before the expiration date of the exchange offers.

Unless we otherwise indicate or unless the context requires, all references in this prospectus to “ONE Gas,” “we,” “our,” “us” or similar references mean ONE Gas, Inc. and its subsidiaries, predecessors and acquired businesses.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the documents that have been filed or will be filed or incorporated by reference as exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, is available free of charge through our website at http://www.onegas.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC until consummation of the exchange offers will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus:

•	The Company’s Annual Report on Form 10-K (File No. 001-36108) for the year ended December 31, 2013, filed on February 25, 2014;

•	The Company’s Quarterly Reports on Form 10-Q (File No. 001-36108) for the quarters ended March 31, 2014, filed on May 6, 2014, and June 30, 2014, filed on August 5, 2014; and

•	The Company’s Current Reports on Form 8-K (File No. 001-36108) filed on January 14, 2014, January 15, 2014, January 23, 2014, January 30, 2014, February 3, 2014, February 24, 2014, April 17, 2014 and July 23, 2014.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONE Gas, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 947-7000

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “might,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “intend,” “estimate,” “scheduled,” “continue,” “potential,” “plan,” “forecast,” “goal,” “guidance” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include those set forth in the section entitled “Risk Factors,” as well as the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•	indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

•	the mechanical integrity of facilities operated;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•	changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers, including financial instruments used to mitigate the volatility of natural gas supply for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks, and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for our defined benefit pension plans;

•	the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement between us and ONEOK, Inc.;

•	our ability to operate effectively as a separate, publicly traded company;

•	the costs associated with compliance with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to maintain effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation, except as may otherwise be required by the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information about ONE Gas, the exchange offers and the new notes. This summary is not complete and does not contain all of the information that is important to you. To understand the exchange offers fully and for a more complete description of the legal terms of the new notes, you should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated herein by reference, especially the risks of investing in the new notes discussed under “Risk Factors.”

Except as otherwise indicated, references in this prospectus to “ONE Gas,” the “Company,” “we,” “us,” and “our” refer to ONE Gas and its consolidated subsidiaries.

About ONE Gas

We are a natural gas distribution utility and the successor to the company founded in 1906 as Oklahoma Natural Gas Company. Our common stock is listed on the New York Stock Exchange under the trading symbol “OGS.” We provide natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas through our divisions, Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service, respectively. We are the largest natural gas distributor in Oklahoma and Kansas and the third largest natural gas distributor in Texas in terms of customers, providing service as a regulated public utility to wholesale and retail customers. Our largest natural gas distribution markets in terms of customers are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. We serve residential, commercial, industrial and transportation customers in all three states. In addition, we serve public authority customers.

The address for ONE Gas’ principal executive offices is 100 West Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 947-7000.

Summary of the Exchange Offers

The summary below describes the principal terms and conditions of the exchange offers. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offers” for a more detailed description of the terms and conditions of the exchange offers and “Description of New Notes” for a more detailed description of the terms of the new notes.

The Exchange Offers	The exchange offers relate to the exchange of:

• up to $300,000,000 aggregate principal amount of outstanding 2.070% Senior Notes due 2019 (CUSIP Numbers 68235P AA6, U6828T AA8), for an equal aggregate principal amount of new 2019 Notes;

• up to $300,000,000 aggregate principal amount of outstanding 3.610% Senior Notes due 2024 (CUSIP Numbers 68235P AB4, U6828T AB6), for an equal aggregate principal amount of new 2024 Notes; and

• up to $600,000,000 aggregate principal amount of outstanding 4.658% Senior Notes due 2044 (CUSIP Numbers 68235P AC2, U6828T AC4), for an equal aggregate principal amount of new 2044 Notes.

We will exchange all outstanding old notes that are validly tendered and not validly withdrawn. However, you may only exchange old notes in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The form and terms of the new notes will be identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the new notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2014, unless we extend an exchange offer. In that case, the phrase “expiration date” will mean the latest date and time to which we extend an exchange offer. We will issue new notes on the expiration date or promptly after that date.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC that, in our reasonable judgment, would materially impair our ability to proceed with an exchange offer. The exchange offers are not conditioned upon any minimum principal amount of old notes being submitted for exchange. See “The Exchange Offers—Conditions.”

Procedures for Participating in the Exchange Offers	If you wish to participate in the exchange offers, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus or, for old notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offers. Then you must mail, fax or deliver the completed letter of transmittal, together with the old notes you wish to exchange and any other required documentation to U.S. Bank, National Association, which is acting as exchange agent, for receipt prior to 5:00 p.m., New York City time, on the expiration date. By signing the letter of transmittal, you will represent to and agree with us that, among other things:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ONE Gas or a broker-dealer tendering the old notes acquired directly from us for its own account.

If you are a broker-dealer who will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Resale of New Notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offers in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act;

• you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

• you are not a broker-dealer and you are not engaged in and do not intend to engage in the distribution of the new notes.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes, unless an exemption therefrom is applicable to you.

Broker-dealers that acquired the old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Special Procedures for Beneficial Owners	If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such old notes, you should contact your intermediary promptly and instruct it to surrender your old notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offers and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offers. The new notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offers—Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offers will not be a taxable transaction for U.S. federal income tax purposes. See the discussion under “Certain U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offers.

Exchange Agent	U.S. Bank, National Association is serving as the exchange agent in connection with the exchange offers. U.S. Bank, National Association also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Failure to Exchange Old Notes Will Adversely Affect You	If you are eligible to participate in the exchange offers and you do not tender your old notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your old notes will continue to accrue interest until maturity in accordance with the terms of the old notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered new notes, your old notes are likely to be a much less liquid security than before.

The New Notes

The new notes have the same financial terms and covenants as the old notes. In this prospectus we sometimes refer to the old notes and the new notes together as the “notes.” The new notes will evidence the same debt as the outstanding old notes that they replace. The new notes will be governed by the same indenture governing the old notes. The brief summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	ONE Gas, Inc.

Notes Offered	$300,000,000 aggregate principal amount of new 2019 notes

$300,000,000 aggregate principal amount of new 2024 notes

$600,000,000 aggregate principal amount of new 2044 notes

Interest Rates	2.070% for the new 2019 notes, 3.610% for the new 2024 notes and 4.658% for the new 2044 notes

Interest Payment Dates	February 1 and August 1 of each year, commencing August 1, 2014

Maturity Dates	February 1, 2019 for the new 2019 notes

February 1, 2024 for the new 2024 notes

February 1, 2044 for the new 2044 notes

Optional Redemption	Prior to January 1, 2019 (one month prior to their maturity date) in the case of the new 2019 notes, prior to November 1, 2023 (three months prior to their maturity date) in the case of the new 2024 notes and prior to August 1, 2043 (six months prior to their maturity date) in the case of the new 2044 notes, the new notes of each series will be redeemable, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the principal amount of such notes to be redeemed plus a make-whole premium, as described under “Description of New Notes—Optional Redemption.”

Commencing on January 1, 2019 (one month prior to their maturity date) in the case of the new 2019 notes, November 1, 2023 (three months prior to their maturity date) in the case of the new 2024 notes and August 1, 2043 (six months prior to their maturity date) in the case of the new 2044 notes, the new notes of each series will be redeemable, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of such notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date, as described under “Description of New Notes—Optional Redemption.”

Ranking	The new notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness and senior to all future subordinated indebtedness. See “Description of New Notes—Ranking.”

Certain Covenants	The indenture governing the new notes includes covenants that will, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist liens with respect to principal domestic properties and to enter into sale and leaseback transactions with respect to principal domestic properties and will limit our ability to merge or consolidate with any other entity or convey, transfer, or lease our properties and assets substantially as an entirety. These covenants are subject to a number of important qualifications and limitations. See “Description of New Notes—Certain Covenants” and “Description of New Notes—Consolidation, Merger, Sale or Conveyance.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes.

Trustee	U.S. Bank National Association.

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes, in all respects, so that such further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise, provided that any such further notes that are not fungible for U.S. federal income tax purposes with the notes previously issued will trade separately from the notes under a different CUSIP.

Form and Denominations	The new notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the new notes through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. See “Description of New Notes—Book Entry, Delivery and Form.”

Risk Factors

An investment in the new notes involves risks. Please read

the “Risk Factors” and the other cautionary statements throughout this prospectus to help you understand the risks associated with an investment in the new notes before making a decision to invest in the new notes.

No Public Market	The new notes will be freely transferrable, but there is currently no established trading market for the new notes. As a result, a liquid market for the new notes may not be available if you try to sell your new notes. We do not intend to apply to list the new notes on any national securities exchange or for inclusion of the new notes on any automated dealer quotation system.

Governing Law	The State of New York.

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with all of the other information included in this prospectus and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

In addition, you should carefully consider each of the following risks relating to the exchange offers and the new notes:

Risks Related to the Exchange Offers

If you wish to tender your old notes for exchange, you must comply with the requirements described in this prospectus.

You will receive new notes in exchange for old notes only after the exchange agent receives your old notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your old notes in exchange for new notes, you should allow sufficient time for delivery. Neither the exchange agent nor ONE Gas has any duty to give you notice of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offers, continue to be subject to the existing restrictions upon transfer relating to the old notes.

In addition, if you tender your old notes in the exchange offers for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for such old notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

If you do not exchange your old notes, you may have difficulty transferring them at a later time.

We will issue new notes in exchange for the old notes after the exchange agent receives your old notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Old notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offers for the purpose of participating in the distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. If any old notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of old notes expected to remain outstanding following the completion of the exchange offers.

The consummation of the exchange offers may not occur.

We are not obligated to complete the exchange offers under certain circumstances. See “The Exchange Offers—Conditions.” Even if the exchange offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their new notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

Holders of the old notes who do not tender their old notes will have no further rights under the registration rights agreement, including registration rights and the right to receive additional interest.

Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

Your ability to transfer the new notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The new notes are a new issue of securities for which there is no established public market. We do not intend to apply for the listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system. An active market for the new notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the new notes within the time or at the price you desire.

Risks Relating to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

As of June 30, 2014, we had total indebtedness of approximately $1.2 billion. Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general business purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the notes from incurring additional unsecured indebtedness. Our incurrence of significant additional indebtedness could exacerbate the negative consequences mentioned above, and could materially adversely affect our ability to repay the notes.

An event of default may require us to offer to repurchase the notes, or may impair our ability to access capital.

The indenture governing the notes includes an event of default upon the acceleration of other indebtedness of $100 million or more. Such an event of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of the outstanding notes to declare the notes immediately due and payable in full. We may not have sufficient cash on hand to repurchase and repay any accelerated notes, which may cause us to borrow money under our credit facilities or seek alternative financing sources to finance the repayments and repurchases. We could also face difficulties accessing capital or our borrowing costs could increase, impacting our ability to obtain financing for acquisitions or capital expenditures, to refinance indebtedness and to fulfill our debt obligations.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, the market values of your notes may decline. ONE Gas cannot predict the future level of market interest rates.

Changes in ONE Gas’ credit ratings may adversely affect the value of the notes.

Any ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in ONE Gas’ credit ratings, including any announcement that ONE Gas’ ratings are under further review for a downgrade, could affect the market value of the notes.

The indenture will not restrict the amount of additional debt that ONE Gas may incur.

The notes and the indenture governing the notes do not place any limitation on the amount of debt that ONE Gas may incur. ONE Gas’ incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for ONE Gas to satisfy its obligations with respect to the notes, a loss in the market value of the notes and a risk that any credit rating of the notes is lowered or withdrawn. In addition, ONE Gas is not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing ONE Gas’ securities.

There are no financial covenants in the indenture governing the notes. Except for the covenants described under “Description of New Notes—Certain Covenants” and “Description of New Notes—Consolidation, Merger, Sale or Conveyance,” there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of ONE Gas.

USE OF PROCEEDS

The exchange offers are intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes. In exchange for issuing the new notes as contemplated in the exchange offers, we will receive old notes in the same principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except as described below under the heading “The Exchange Offers—Terms of the Exchange Offers.” The old notes tendered in exchange for the new notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the new notes will not result in any increase in our outstanding debt.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended June 30, 2014 consists of the results of ONE Gas for the five months ended June 30, 2014, and the results of our predecessor for accounting purposes that consists of the business attributable to the natural gas distribution segment of ONEOK, Inc., or ONEOK, that was transferred to us in connection with our separation from ONEOK, or ONE Gas Predecessor, for the one month ended January 31, 2014. All other ratios of earnings to fixed charges consist entirely of the results of ONE Gas Predecessor.

(Unaudited)	Six Months Ended June 30, 2014(1)	For the Years Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.27x	3.51x	3.46x	3.49x	4.15x	3.12x

(1)	Due to the seasonality of our business, a disproportionate percentage of our earnings occur in the first three months of our fiscal year. Therefore, the ratio of earnings to fixed charges for the six months ended June 30, 2014 does not reflect the results to be expected for the full year.

SELECTED HISTORICAL FINANCIAL DATA

As of December 31, 2013, we were a wholly owned subsidiary of ONEOK. On January 8, 2014, ONEOK’s board of directors approved the distribution of all the shares of our common stock to holders of ONEOK common stock.

The following tables set forth ONE Gas selected financial data for each of the periods indicated. The selected income statement data for the six months ended June 30, 2014 and 2013 and the balance sheet data as of June 30, 2014 have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is incorporated by reference into this prospectus. The income statement data, excluding the earnings per share information, for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012, have been derived from the audited financial statements of ONE Gas Predecessor included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus. The income statement data, excluding the earnings per share information, for the year ended December 31, 2010, and the balance sheet data as of December 31, 2011, has been derived from the audited financial statements of ONE Gas Predecessor included in our Registration Statement on Form 10 filed with the SEC on October 1, 2013, as amended, which is not included in this Registration Statement. The balance sheet data at December 31, 2010 and 2009, and the income statement data for the year ended December 31, 2009, has been derived from the unaudited accounting records of ONE Gas Predecessor, which are not included in this Registration Statement.

The financial statements of ONE Gas Predecessor have been derived from ONEOK’s historical financial records, which include the natural gas distribution business as if ONE Gas Predecessor had been a separate company for all periods presented. The assets and liabilities in the financial statements included have been reflected on a historical basis, as immediately prior to the separation all of the assets and liabilities presented were wholly owned by ONEOK. The financial statements also include expense allocations for certain corporate functions historically performed by ONEOK, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal and information technology. We believe our assumptions underlying the financial statements, including the assumptions regarding the allocation of general corporate expenses from ONEOK, are reasonable. However, the financial statements may not include all of the actual expenses that would have been incurred by us and may not reflect our results of operations, financial position and cash flows had we been a separate publicly traded company during the periods presented.

The summary financial data for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 should be read together with, and is qualified in its entirety by reference to, our historical financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, each of which is incorporated by reference herein. The summary financial data for the six months ended June 30, 2014 and 2013 and as of June 30, 2014 should be read together with, and is qualified in its entirety by reference to, our historical financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference herein.

	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Millions of dollars except per share data)
Revenues	$1,063.0	$947.5	$1,690.0	$1,376.6	$1,621.3	$1,817.4	$1,838.9
Net margin	$436.3	$430.1	$813.0	$756.4	$751.8	$754.9	$716.0
Operating income	$136.2	$141.1	$220.3	$215.7	$199.7	$225.6	$210.2
Net income	$68.5	$68.4	$99.2	$96.5	$86.8	$106.4	$80.7
Earnings per share[1]:
Basic	$1.32	$1.31	$1.90	$1.84	$1.66	$2.03	$1.54
Diluted	$1.31	$1.31	$1.90	$1.84	$1.66	$2.03	$1.54

	June 30,	December 31,
	2014	2013	2012	2011	2010	2009
Total assets	$4,283.8	$3,846.5	$3,491.3	$3,285.5	$3,095.1	$3,054.4
Long-term line of credit with ONEOK	$—	$1,027.6	$1,027.6	$912.4	$756.4	$735.4
Long-term debt, including current maturities	$1,201.3	$1.3	$1.5	$1.9	$2.2	$2.4

[1]	On January 31, 2014, 51,941,236 shares of our common stock were distributed to ONEOK shareholders in conjunction with the separation. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount and any shares associated with fully vested stock awards that have not been issued to be outstanding as of the beginning of each period prior to the separation presented in the calculation of earnings per share.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

We entered into a registration rights agreement in connection with the issuance of the old notes on January 27, 2014. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the old notes, to use commercially reasonable efforts to:

•	file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of old notes for new notes, with terms substantially identical in all material respects to such series of old notes (except that the new notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate); and

•	cause the registration statement to be declared effective under the Securities Act.

Under the registration rights agreement, a “registration default” occurs if:

•	ONE Gas has not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to the 270th day after January 27, 2014, or, if a shelf registration statement is required and is not declared effective, on or prior to the 270th day after January 27, 2014;

•	ONE Gas receives a request to file a shelf registration statement covering the resale of the old notes, and such shelf registration statement required to be filed has not been declared effective on or prior to the later of (i) the 270th day after the January 27, 2014, or (ii) 90 days after such shelf registration statement has been requested; or

•	if applicable, a shelf registration statement covering resales of the old notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period.

If a registration default occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the old notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when all registration defaults are cured.

We agreed to issue and exchange the new notes for all outstanding old notes properly tendered and not withdrawn before the expiration of the exchange offers. This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. We urge you to read carefully the entire registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 30, 2014. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement relating to the initial sale of the old notes.

Terms of the Exchange Offers

Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of the applicable series of new notes in exchange for each $1,000 principal amount of the corresponding series of outstanding old notes properly tendered pursuant to the exchange offers and not withdrawn prior to the expiration date. Old notes may be tendered in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered for the exchange offers under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which will terminate upon the consummation of the exchange offers.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, the old and new notes of each series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300,000,000 in aggregate principal amount of the old 2019 notes, $300,000,000 in aggregate principal amount of the old 2024 notes and $600,000,000 in aggregate principal amount of the old 2044 notes are outstanding. Cede & Co., as nominee for DTC, is the registered owner of the old notes. Solely for reasons of administration, we have fixed the close of business on , 2014, as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offers.

In connection with the exchange offers, neither the Oklahoma General Corporation Act nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly tendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offers, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “—Representations on Tendering Old Notes” below.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time, on             , 2014, unless we, in our sole discretion, extend an exchange offer, in which case the expiration date is the latest date and time to which we extend such exchange offer.

In order to extend an exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that will include disclosure of the approximate number of old notes deposited; such press release or announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any old notes, but only to the extent that such delay is the result of an extension of such exchange offer and permitted by Rule 14e-1 promulgated under the Exchange Act;

•	to extend the exchange offers; or

•	if, in the opinion of our counsel, the consummation of an exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend such exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new 2019 notes will accrue interest on the same terms as the old 2019 notes, i.e., at the rate of 2.070% per year from the most recent date to which interest has been paid, or if no interest has been paid, from February 1, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, with the next interest payment date being August 1, 2014.

The new 2024 notes will accrue interest on the same terms as the old 2024 notes, i.e., at the rate of 3.610% per year from the most recent date to which interest has been paid, or if no interest has been paid, from February 1, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, with the next interest payment date being August 1, 2014.

The new 2044 notes will accrue interest on the same terms as the old 2044 notes, i.e., at the rate of 4.658% per year from the most recent date to which interest has been paid, or if no interest has been paid, from February 1, 2014, payable semi-annually in arrears on February 1 and August 1 of each year, with the next interest payment date being August 1, 2014.

Resale of the New Notes

We believe that you may resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under “Prospectus Summary—Summary of the Exchange Offers—Procedures for Participating in the Exchange Offers.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate,” as defined under Rule 405 of the Securities Act, of ONE Gas or a broker-dealer tendering the old notes acquired directly from us for its own account. You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider these particular exchange offers in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat these exchange offers in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any new note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability, and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

A broker-dealer that has purchased old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. In addition, a broker-dealer that has acquired the old notes for its own account as a result of market-making or other trading activities may participate in the exchange offers if it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to one year after the registration statement relating to these exchange offers is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures For Tendering

If you wish to tender old notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with your old notes and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “—Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date.

In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the old notes may be tendered using DTC’s Automated Tender Offer Program, or ATOP. The exchange agent will establish an account with DTC for purposes of each exchange offer promptly after the commencement of such exchange offer, and DTC participants may electronically transmit their acceptance of such exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by its terms just as if you had signed it.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any old notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your tender of old notes prior to the expiration date, you will be regarded as agreeing to tender the new notes in accordance with the terms and conditions in the exchange offers.

If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you should contact your intermediary promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

By tendering, you will make the representations described below under “—Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter Of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your old notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.

In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Old Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered old notes, will be determined by us in our sole discretion, which will be final and binding.

We reserve the absolute right:

•	to reject any and all old notes not properly tendered;

•	to reject any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of tender as to particular old notes.

Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any old notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any old notes that are not tendered pursuant to the exchange offers. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offers.

Representations on Tendering Old Notes

By surrendering old notes pursuant to the exchange offers, you will be telling us that, among other things,

•	you have full power and authority to surrender, sell, assign and transfer the old notes tendered;

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ONE Gas, or a broker-dealer tendering the old notes acquired directly from us for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offers for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC staff in their no-action letters;

•	you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Return of Old Notes

If any tendered old notes are not accepted for any reason described here or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of old notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such old notes will be returned promptly to the tendering person or credited to an account maintained with DTC.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to each series of old notes at DTC for purposes of facilitating the exchange offers within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for its receipt on or prior to the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notices, and our determination shall be final and binding upon all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers, and no new notes will be issued unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange the new notes for, any old notes, and we may terminate the exchange offers as provided in this prospectus before the acceptance of those old notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offers:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offers;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our reasonable judgment, would materially impair our ability to proceed with the exchange offers; or

•	any governmental approval that we deem necessary for the consummation of the exchange offers has not been obtained.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and promptly return all tendered old notes to the tendering holders;

•	extend the exchange offers and retain all old notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders who tendered the old notes to withdraw their tendered old notes; or

•	waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered old notes that have not been withdrawn.

The conditions listed above are for our sole benefit, and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights that may be asserted at any time and from time to time.

The exchange offers are not conditioned upon any minimum principal amount of old notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the old notes will terminate when we consummate the exchange offers. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case, we are under a continuing obligation, for a period of up to 180 days after the expiration date of these exchange offers, to use our commercially reasonable efforts to keep the registration statement effective.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offers. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent, addressed as follows:

By mail, hand or overnight courier:

U.S. Bank National Association, as Exchange Agent

Global Corporate Trust Services

111 Fillmore Ave. E.

Saint Paul, MN 55107-1402

Attn: Specialized Finance

By facsimile:

(651) 466-7372

Confirm by telephone:

(800) 934-6802

U.S. Bank National Association also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will pay for the expenses of the exchange offers. The principal solicitation for tenders of old notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes.

Consequence of Failure to Exchange

You do not have to participate in the exchange offers. You should carefully consider whether to accept the terms and conditions of the exchange offers. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offers.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

•	pursuant to an effective registration statement under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with all other applicable securities laws.

Additionally, we expect that, following the consummation of the exchange offers, the trading market for the old notes will be negatively affected because of the limited amount of old notes expected to remain outstanding. See “Risk Factors” for more information about the risks of not participating in the exchange offers.

DESCRIPTION OF NEW NOTES

The terms of the new notes will include those set forth in the indenture dated, January 27, 2014 (as amended and supplemented from time to time), between us and U.S. Bank National Association, as trustee. As used in this prospectus, we refer to that indenture as so amended or supplemented as the “indenture.” The terms of the new notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

We have summarized some of the material provisions of the new notes and the indenture below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the new notes. The following description of the new notes is not complete and is subject to, and is qualified in its entirety by, reference to all the provisions of the indenture. You may request a copy of the indenture from us as set forth under “Where You Can Find More Information” above. For purposes of this “Description of New Notes,” when we refer to “us,” “we,” “our,” “ours” or “ONE Gas,” we are describing ourselves, ONE Gas, Inc. only, and not any of our subsidiaries.

General

The new 2019 notes will be issued in an initial aggregate principal amount of $300,000,000 and will mature on February 1, 2019.

The new 2024 notes will be issued in an initial aggregate principal amount of $300,000,000 and will mature on February 1, 2024.

The new 2044 notes will be issued in an initial aggregate principal amount of $600,000,000 and will mature on February 1, 2044.

Unless previously redeemed or purchased and cancelled, we will repay the new notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the new notes in U.S. dollars.

The new notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness and senior to all future subordinated indebtedness. The new notes will not be guaranteed by any of our subsidiaries or affiliates or by any other party.

We will issue the new notes in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

Other than the restrictions contained in the indenture on secured debt and sale/leaseback transactions described below under “—Certain Covenants,” and the restrictions described below under “—Consolidation, Merger, Sale or Conveyance,” the indenture will not limit our ability to incur indebtedness or contain any covenants or other provisions designed to protect holders of the new notes in the event ONE Gas participates in a highly leveraged transaction. In addition, the indenture will not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

We are not required to make mandatory redemption or sinking fund payments with respect to the new notes. The indenture does not give you the right to require us to repurchase the new notes upon a change of control.

Interest

Interest on the new 2019 notes will accrue at the annual rate of 2.070%, interest on the new 2024 notes will accrue at the annual rate of 3.610% and interest on the new 2044 notes will accrue at the annual rate of 4.658%. Interest on the new notes will accrue from January 27, 2014. Interest on the new notes will be paid on February 1 and August 1 of each year, beginning on August 1, 2014. We will make each interest payment to the holders of record at the close of business on the immediately preceding January 15 and July 15 as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Ranking

The new notes will be:

•	our senior unsecured obligations;

•	senior in right of payment to any future indebtedness that is expressly subordinated to the new notes;

•	pari passu in right of payment with all of our other existing and future senior unsecured indebtedness;

•	effectively subordinated to any future secured debt to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to the liabilities of ONE Gas’ subsidiaries, including trade payables.

Optional Redemption

Commencing on January 1, 2019 (one month prior to their maturity date) in the case of the new 2019 notes, November 1, 2023 (three months prior to their maturity date) in the case of the new 2024 notes and August 1, 2043 (six months prior to their maturity date) in the case of the new 2044 notes, the new notes of each series will be redeemable, in whole or in part, at any time and from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed or electronically delivered according to the procedures of DTC to each holder of the new notes to be redeemed, at a redemption price equal to 100% of the principal amount of the new notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Prior to January 1, 2019 (one month prior to their maturity date) in the case of the new 2019 notes, prior to November 1, 2023 (three months prior to their maturity date) in the case of the new 2024 notes and prior to August 1, 2043 (six months prior to their maturity date) in the case of the new 2044 notes, the new notes of each series will be redeemable, in whole or in part, at any time and from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed or electronically delivered according to the procedures of DTC to each holder of the new notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes then outstanding to be redeemed, and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the then current Treasury Rate plus 7 basis points in the case of the new 2019 notes, 12 basis points in the case of the new 2024 notes and 15 basis points in the case of the new 2044 notes, as determined by the Independent Investment Banker, on the third Business Day preceding the redemption date.

In each case, ONE Gas will pay accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, the redemption date.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such new notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) if ONE Gas obtains four or more Reference Treasury Dealer Quotations for such redemption date, the average of such Reference Treasury Dealer Quotations, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if ONE Gas obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that ONE Gas appoints to act as the Independent Investment Banker from time to time.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States of America.

“Reference Treasury Dealer” means (i) Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBS Securities Inc. (each a “Primary Treasury Dealer”) and their respective successors; provided, however, that if any of them ceases to be a Primary Treasury Dealer, ONE Gas will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers that ONE Gas selects.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to ONE Gas by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the new notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Unless ONE Gas defaults in the payment of the redemption price, interest will cease to accrue on any new notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, the Trustee will select, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by random lot.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount under the indenture of any of the series of notes and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, public offering price, initial interest payment date and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of that series previously issued, and such additional notes will form a single series with such notes, provided that any such additional notes that are not fungible for U.S. federal income tax purposes with the notes previously issued will trade separately from such notes under a different CUSIP.

Certain Covenants

Limitation on Liens

ONE Gas will not, and will not permit any Restricted Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any Principal Property, or on Capital Interests or Debt of any Restricted Subsidiary (“Restricted Securities”), without making effective provision for the outstanding notes under the indenture to be secured by the Lien equally and ratably with (or prior to) any and all Debt and obligations secured or to be secured thereby for so long as such Debt is so secured. The foregoing restriction will not apply to:

•	any Lien existing on the date of the indenture;

•	any Lien on any Principal Property or Restricted Securities of any Person existing at the time such Person is merged or consolidated with or into ONE Gas or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary;

•	any Lien on any Principal Property existing at the time of acquisition of such Principal Property by ONE Gas or a Restricted Subsidiary, whether or not assumed by ONE Gas or such Restricted Subsidiary; provided that no such Lien may extend to any other Principal Property of ONE Gas or any Restricted Subsidiary;

•	any Lien on any Principal Property (including any improvements on an existing Principal Property) of ONE Gas or any Restricted Subsidiary, and any Lien on the Capital Interests of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property (or to secure Debt incurred by ONE Gas or a Restricted Subsidiary for the purpose of financing all or any part of such cost); provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement, or commencement of commercial operation of such Principal Property; and provided, further, that no such Lien (unless otherwise permitted) may extend to any other Principal Property of ONE Gas or any Restricted Subsidiary, other than any theretofore unimproved real property on which the Principal Property is so constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Debt owing to ONE Gas or to another Restricted Subsidiary;

•	any Lien in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Debt;

•	carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

•	Liens (other than Liens imposed by ERISA) on the property of ONE Gas or any of its Restricted Subsidiaries incurred, or pledges or deposits required, in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•	Liens securing taxes that remain payable without penalty or which are being contested in good faith by appropriate proceedings where collection thereof is stayed; provided that ONE Gas or any Restricted Subsidiary has set aside on its books reserves with respect to such taxes (segregated to the extent required by U.S. generally accepted accounting principles) deemed by it to be adequate;

•	any right that any municipal or governmental body or agency may have by virtue of any franchise, license or contract to purchase or designate a purchaser of, or order the sale of, any property of ONE Gas or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of ONE Gas or any Restricted Subsidiary;

•	any Liens, neither assumed by ONE Gas or any Restricted Subsidiary nor on which it customarily pays interest, existing upon real estate, or rights in or relating to real estate acquired by ONE Gas or any Restricted Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•	easements or reservations in any property of ONE Gas or any Restricted Subsidiary for the purpose of roads, pipe lines, hydrocarbon transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of ONE Gas or any Restricted Subsidiary;

•	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing bullets, provided that the Debt secured thereby may not exceed the principal amount of Debt so secured at the time of such renewal or refunding, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements thereon, Capital Interests or Debt that secured the Lien renewed or refunded; or

•	any Lien not permitted above securing Debt that, together with the aggregate outstanding principal amount of other secured Debt that would otherwise be subject to the foregoing restrictions (excluding Debt secured by Liens permitted under the foregoing exceptions) and the Attributable Indebtedness in respect of all Sale-Leaseback Transactions (not including Attributable Indebtedness in respect of any such Sale-Leaseback Transactions described in clause (iii) or (iv) under “—Limitation on Sale-Leaseback Transactions” below) would not then exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale-Leaseback Transactions

ONE Gas will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction unless:

(i)	ONE Gas or a Restricted Subsidiary would be entitled, without securing the outstanding notes under the indenture, to incur Debt secured by a Lien on the Principal Property that is the subject of such Sale-Leaseback Transaction;

(ii)	the Attributable Indebtedness associated therewith would be in an amount permitted under the last bullet point under “—Limitation on Liens” above;

(iii)	the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-Leaseback Transaction are used for the business and operations of ONE Gas or any of its Subsidiaries; or

(iv)	within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-Leaseback Transaction is applied to the prepayment (other than mandatory prepayment) of any outstanding notes under the indenture or Funded Debt of ONE Gas or a Restricted Subsidiary (other than Funded Debt that is held by ONE Gas or any Restricted Subsidiary or Funded Debt of ONE Gas that is subordinate in right of payment to any outstanding notes under the indenture).

Certain Definitions

As used in the foregoing description of covenants by which we are bound pursuant to the indenture, the following terms have the following meanings:

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction involving any Property, as of the time of determination, the least of (i) the fair market value of such Property (as determined in good faith by the Board of Directors); (ii) the present value of the total Net Amount of Rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semiannually; and (iii) if the obligation with respect to such Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a Capital Lease Obligation for financial reporting purposes in accordance with U.S. generally accepted accounting principles, the amount equal to the capitalized amount of such obligation required to be paid by the lessee as determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Capital Interests” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such person, including, without limitation, with respect to partnerships, partnership interests (whether general or limited), and with respect to limited liability companies, member interests and any other interest or participation that confers on the holder thereof the right to receive a share of the profits and losses of, or distributions of assets of, such person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with U.S. generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in the most recent quarterly or annual balance sheet of ONE Gas and its consolidated Subsidiaries prepared in accordance with U.S. generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, provided, however, that there shall not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same shall not have been finally determined; (ii) appropriate allowance for minority interests in Capital Interests of Subsidiaries; and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles reflected in such balance sheet.

“Debt” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of borrowed money.

“Funded Debt” means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Joint Venture” means any person (including non-wholly owned Subsidiaries) in which any of the Company or any of its Restricted Subsidiaries is directly the owner of any Capital Interest, provided that such Capital Interest (taken together with all Capital Interests, if any, owned by the Company or any of its other Restricted Subsidiaries in such person) constitutes not more than 60% of the issued and outstanding Capital Interests of such person.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Debt. However, the following types of transactions will not be considered to result in a Lien: (i) any acquisition by ONE Gas or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (ii) any conveyance or assignment whereby ONE Gas or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (iii) any Lien upon any property or assets either owned or leased by ONE Gas or any Restricted Subsidiary or in which ONE Gas or any Restricted Subsidiary owns an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of ONE Gas’ or the Restricted Subsidiary’s proportionate part of such development or operating expenses or (iv) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts, whether or not designated as rent or additional rent, required to be paid on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (1) the net amount determined assuming termination of the lease on the first date such lease may be terminated (in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated) and (2) such net amount assuming no such termination.

“Non-Recourse Debt” means, at any time, Debt incurred after the date of the indenture by ONE Gas or a Restricted Subsidiary in connection with the acquisition of property or assets by ONE Gas or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired; provided that, under the terms of such Debt and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such Debt is limited to the property or assets so acquired, or such construction or improvements, including Debt as to which a performance or completion guarantee or similar undertaking was initially applicable to such Debt or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect.

“Principal Property” means any property located in the United States, except any such property that in the opinion of the board of directors of ONE Gas is not of material importance to the total business conducted by ONE Gas and its consolidated Subsidiaries.

“Property” means any right or interest of ONE Gas or any of its Subsidiaries in and to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Restricted Subsidiary” means any Subsidiary that owns or leases a Principal Property, but not including any Joint Venture.

“Sale-Leaseback Transaction” means any arrangement with any person pursuant to which ONE Gas or any of its Subsidiaries leases any Principal Property that has been or is to be sold or transferred by ONE Gas or its Subsidiaries to such person, other than (a) any such transaction involving a lease for a term of not more than three years or classified as an operating lease under U.S. generally accepted accounting principles, (b) any such transaction between ONE Gas and any of its Subsidiaries or between any Subsidiaries of ONE Gas, and (c) any such transaction executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, development or improvement, or the commencement of commercial operation of ONE Gas’ Principal Property subject to such leasing transaction.

“Subsidiary” of any person means:

•	any person of which more than 50% of the total voting power of Capital Interests entitled (without regard to any contingency) to vote in the election of directors, managers, trustees, or equivalent persons, at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person or a combination thereof;

•	in the case of a partnership, any person of which more than 50% of the partners’ Capital Interests (considering all partners’ Capital Interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person; or

•	any other person with respect to which such person or one or more of the Subsidiaries of such person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

Consolidation, Merger, Sale or Conveyance

ONE Gas shall not consolidate or amalgamate with or merge with or into any person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person, whether in a single transaction or a series of related transactions:

(1)	except in accordance with the provisions of our certificate of incorporation and by-laws, and

(2)	unless:

(a)	either (i) ONE Gas shall be the continuing person in the case of a merger or (ii) the resulting, surviving or transferee person if other than ONE Gas (the “Successor Corporation”), shall be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor Corporation shall expressly assume, by one or more supplemental indentures, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of ONE Gas under the indenture and the notes according to their tenor;

(b)	immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Corporation or any Subsidiary thereof as a result of such transaction as having been incurred by the Successor Corporation or such Subsidiary at the time of such transaction), no default or event of default would occur or be continuing; and

(c)	ONE Gas shall have delivered to the trustee an opinion of counsel stating that such consolidation, amalgamation, merger or disposition and such supplemental indenture(s) (if any) complies with the indenture.

In case of any consolidation, amalgamation or merger where ONE Gas is not the continuing person, or disposition of all or substantially all of the assets of ONE Gas in accordance with this covenant, the Successor Corporation shall succeed to and be substituted for ONE Gas with the same effect as if it had been named in the indenture as the respective party to the indenture, and the predecessor entity shall be released from all liabilities and obligations under the indenture and the notes, except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “event of default” under the indenture with respect to each series of notes:

•	default in any payment of interest on any note of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any note of that series when due, whether at stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	failure on the part of ONE Gas duly to observe or perform any other of the covenants or agreements on the part of ONE Gas with respect to the notes (other than a covenant default in the performance of which is elsewhere specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring ONE Gas to remedy the same shall have been given, by registered or certified mail, to ONE Gas by the trustee, or to ONE Gas and the trustee by the holders of at least 25% in aggregate principal amount of the notes of that series at the time outstanding;

•	certain events of bankruptcy, insolvency or reorganization of ONE Gas; and

•	default by us or any of our Subsidiaries in the payment, at maturity and after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $100,000,000 or more, or acceleration of any indebtedness for borrowed money of such amount, such that the indebtedness becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice thereof has been given to ONE Gas by the trustee or to ONE Gas and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes of such series; provided that, if, prior to the entry of judgment in favor of the trustee for payment of the notes of such series, the default under such indenture or instrument has been remedied or cured by ONE Gas or such Subsidiary, or waived by the holders of such indebtedness, then the event of default under the indenture will be deemed likewise to have been remedied, cured or waived.

Exercise of Remedies

If an event of default, other than an event of default described in the fourth bullet point in the section above, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes of that series to be due and payable immediately.

If an event of default described in the fourth bullet point in the section above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding notes of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes of a series by written notice to the trustee may:

•	waive all past defaults with respect to the notes of that series, except with respect to nonpayment of principal, premium or interest; and

•	rescind any acceleration with respect to the notes of that series, but only if:

•	rescinding the acceleration would not conflict with any judgment or decree of a court of competent jurisdiction already rendered; and

•	all existing events of default with respect to the notes of such series have been cured or waived, other than the nonpayment of principal, premium or interest on the notes of that series that have become due solely because of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any costs, liabilities or expenses. No holder of notes may pursue any remedy with respect to the indenture or the notes of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding notes of that series have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any costs, liabilities or expenses;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that is inconsistent with such request.

The holders of a majority in aggregate principal amount of the outstanding notes of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of notes. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder of notes of that series; or

•	the trustee determines would involve it in personal liability.

Notice of Event of Default

Within 30 days after becoming aware of the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure the default or event of default. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. However, except in the case of a default in the payment of principal, premium or interest with respect to any notes, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments, Supplements and Waivers

ONE Gas and the trustee may enter into a supplemental indenture, without the consent of any holder of notes to, among other things:

•	provide for the assumption by a successor of our obligations under the indenture;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	permit the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any notes;

•	secure any or all of the notes;

•	make any change that does not adversely affect the rights of any holder of notes; and

•	add or appoint a successor or separate trustee.

In addition, ONE Gas and the trustee may enter into a supplemental indenture if the holders of a majority in aggregate principal amount then outstanding of all notes of each series that would be affected by the supplemental indenture consent to it. No such supplemental indenture, without the consent of each holder of outstanding notes of each series that would be affected, shall:

•	reduce the percentage in principal amount of notes of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any notes;

•	reduce the principal of or extend the stated maturity of any notes;

•	reduce the premium payable upon the redemption of any notes or change the time at which any notes may or shall be redeemed;

•	make any notes payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s notes on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s notes;

•	release any security that has been granted in respect of the notes;

•	make any change in the amendment provisions which require each holder’s consent; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. After an amendment pursuant to a supplemental indenture becomes effective, we are required to mail to all holders of notes of each affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding notes of each affected series, on behalf of all such holders, may waive:

•	compliance by us with certain restrictive provisions of the indenture; and

•	any past default or event of default under the indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the indenture cannot be amended without the consent of all holders of the affected series of notes.

Defeasance

At any time, we may terminate, with respect to notes of a particular series, all our obligations under such series of notes and the indenture, which we call a “legal defeasance.”

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate the operation of provisions that, among other things:

•	require us to file SEC reports and financial statements with the trustee;

•	require us to preserve our corporate existence;

•	limit our ability to incur indebtedness secured by a Lien, as described above under “—Limitation on Liens;”

•	limit our ability to engage in Sale-Leaseback Transactions, as described above under “—Limitation on Sale-Leaseback Transactions;”

•	relate to our consolidation or merger or the sale or conveyance of all or substantially all of our assets; and

•	establish certain events of default.

If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations to, among other things:

•	register the transfer or exchange of the notes;

•	replace mutilated, destroyed, lost or stolen notes;

•	pay the principal of, and premium, if any, and interest on the notes at the place and time and in the manner provided in the indenture or in the notes;

•	maintain offices where the notes may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served;

•	appoint a trustee whenever necessary to avoid or fill a vacancy in the office of trustee;

•	maintain provisions relating to paying agents;

•	deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that ONE Gas has complied with all covenants contained in the indenture;

•	furnish to the trustee a list of the names and addresses of the holders of the notes, so long as the trustee is not serving as the registrar with respect to the notes;

•	compensate the trustee for all services rendered under the indenture and to reimburse the trustee for all reasonable expenses incurred in accordance with the provisions of the indenture;

•	indemnify the trustee for, and hold it harmless against, any loss, liability or expense arising out of the trustee’s performance of its duties under the indenture;

•	repay amounts returned to ONE Gas by the trustee or paying agent as unclaimed funds;

•	indemnify the trustee and the holders of notes against any tax, fee or charge assessed against deposited U.S. government obligations or the principal and interest thereon; and

•	revive and reinstate the obligations of ONE Gas under the indenture and the notes of the defeased series until such time as the trustee or any paying agent is permitted to apply all such money or U.S. government obligations.

We may exercise our legal defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of notes may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of notes may not be accelerated because of:

•	events of default with respect to our compliance with covenants in the indenture; and

•	cross defaults on other indebtedness for borrowed money.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal of, and premium, if any, and interest on the series of notes to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee of an opinion of counsel to the effect that holders of the series of notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Book Entry, Delivery and Form

Except as described below, the new notes will be issued in registered, global form without interest coupons, which we may also refer to as the “Global Notes.”

The Global Notes will be deposited with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), as indirect participants in DTC. Euroclear and Clearstream will hold these beneficial interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which, in turn, will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC.

Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DTC, Clearstream and Euroclear

The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. ONE Gas takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised ONE Gas and the initial purchasers that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as “direct participants,” deposit with DTC.

•	DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, which eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporation that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as “indirect participants.”

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

ONE Gas expects that, pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC or its nominee (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose. Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, ONE Gas and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither ONE Gas, the trustee nor any agent of ONE Gas or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

ONE Gas expects that, under DTC’s current practice, at the due date of any payment in respect of securities such as the notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or ONE Gas. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

ONE Gas understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although ONE Gas understands that DTC, Euroclear and Clearstream have agreed to the procedures described herein to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of ONE Gas, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Methods of Receiving Payments on the Notes

All payments in respect of all notes represented by a global note will be made by wire transfer of immediately available funds to the account specified by the holder of the global note to the paying agent with respect to the notes, who will initially be the trustee. With respect to any notes in certificated form, however, we may choose to make payment at the office of the trustee (or other paying agent) or by mailing a check to the holder’s registered address.

Exchange, Registration and Transfer

Notes of any series are exchangeable for other notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present registered notes for registration of transfer at the office of the security registrar or any transfer agent ONE Gas designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

ONE Gas has appointed the trustee as security registrar for the notes. ONE Gas may at any time designate additional transfer agents for any series of notes or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. ONE Gas will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of the notes. We, the security registrar or any transfer agent may, however, require the payment of any tax or other governmental charge payable for that registration.

Neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any note:

•	during a period beginning 15 days before the day of mailing of a notice of redemption of notes of that series selected for redemption and ending on the close of business on that day of mailing; or

•	if ONE Gas has called the note for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Exchange of Global Notes for Certificated Notes

ONE Gas will issue Certificated Notes upon surrender by DTC of the Global Notes only if:

(1)	DTC (a) notifies ONE Gas that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event ONE Gas fails to appoint a successor depositary within 90 days;

(2)	there has occurred and is continuing an event of default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes; or

(3)	ONE Gas determines not to have the notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

The Trustee

U.S. Bank National Association has been named as the “trustee” under the indenture. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own notes.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

We have entered into a $700 million revolving credit facility with Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, and the other lenders party thereto (the “ONE Gas Credit Agreement”), which is scheduled to expire in January 2019, and contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining ONE Gas’ debt-to-capital ratio of no more than 70 percent at the end of any calendar quarter. The ONE Gas Credit Agreement also contains customary affirmative and negative covenants, including covenants relating to liens, indebtedness of subsidiaries, investments, changes in the nature of business, fundamental changes, transactions with affiliates, burdensome agreements and use of proceeds. In the event of a breach of certain covenants by ONE Gas, amounts outstanding under the ONE Gas Credit Agreement may become due and payable immediately.

The ONE Gas Credit Agreement includes a $50 million sublimit for the issuance of standby letters of credit and also features an option to request an increase in the size of the facility to an aggregate of $1.2 billion from $700 million upon satisfaction of customary conditions, including receipt of commitments from new lenders or increased commitments from existing lenders. Borrowings made under the facility are available for general corporate purposes. The ONE Gas Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit rating.

We may reduce the unutilized portion of the ONE Gas Credit Agreement in whole or in part without premium or penalty. The ONE Gas Credit Agreement contains customary events of default. Upon the occurrence of certain events of default, the obligations under the ONE Gas Credit Agreement may be accelerated and the commitments may be terminated.

PLAN OF DISTRIBUTION

We are not using any underwriters for the exchange offers. We are also bearing the expenses of the exchange.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives new notes for its own account in exchange for such old notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. We have agreed that for a period of up to 180 days after the expiration of the exchange offers, we will use our commercially reasonable best efforts to keep the registration statement effective.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale.

The new notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the old notes, including any broker-dealers, and certain parties related to these holders, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as old notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations. Each holder is urged to consult his tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of the new notes.

The exchange of an old note for a new note pursuant to the exchange offers will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offers, and any such holders will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offers.

LEGAL MATTERS

The validity of the offered securities will be passed upon for ONE Gas by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                    , 2014

ONE Gas, Inc.

Offers to Exchange

up to $300,000,000 aggregate principal amount of new 2.070% Senior Notes due 2019 for all outstanding 2.070% Senior Notes due 2019 originally issued January 27, 2014,

up to $300,000,000 aggregate principal amount of new 3.610% Senior Notes due 2024,

for all outstanding 3.610% Senior Notes due 2024 originally issued January 27, 2014, and up to $600,000,000 aggregate principal amount of new 4.658% Senior Notes due 2044 for all outstanding 4.658% Senior Notes due 2044 originally issued January 27, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless and only to the extent such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions pursuant to Section 1053 of the Oklahoma General Corporation Act or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of directors who were not parties to the action, suit, or proceeding involved, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements, the form of which has been previously approved by the board of directors of the Company, with each of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and may be subject to the determination by “independent counsel” or another reviewing party selected by the board of directors that the director or executive officer is entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the agreements.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act are qualified by the actual terms of such bylaws, agreement and act and may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 21.	Exhibits and Financial Statement Schedules

(a)	See the Exhibit Index which is incorporated herein by reference.

(b)	There are no Financial Statement Schedules included herein.

(c)	There are no reports, opinions or appraisals included herein.

Item 22.	Undertakings

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on the 21st day of August, 2014.

ONE Gas, Inc.

By:	/s/ Curtis L. Dinan

Curtis L. Dinan
Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 21st day of August, 2014.

Signature	Title

* Pierce H. Norton	President, Chief Executive Officer and Director

/s/ Curtis L. Dinan Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer

* John W. Gibson	Director, Chairman of the Board

* Robert B. Evans	Director

* Michael G. Hutchinson	Director

* Pattye L. Moore	Director

* Eduardo A. Rodriguez	Director

* Douglas H. Yaeger	Director

*By:	/s/ Curtis L. Dinan
Curtis L. Dinan Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1*

—  Separation and Distribution Agreement, dated as of January 14, 2014, by and between ONE Gas, Inc. and ONEOK, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-36108), filed by us on January 15, 2014).

3.1*

—  Amended and Restated Certificate of Incorporation of ONE Gas, Inc., dated January 31, 2014 (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (File No. 333-193690), filed by us on January 31, 2014).

3.2*	— Amended and Restated By-laws of ONE Gas, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 (File No. 333-193690), filed by us on January 31, 2014).

4.1*

—  Base Indenture, dated as of January 27, 2014, by and between ONE Gas, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36108), filed by us on January 30, 2014).

4.2*

—  Supplemental Indenture, dated as of January 27, 2014, by and between ONE Gas, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36108), filed by us on January 30, 2014).

5.1*	— Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2*	— Opinion of Gable & Gotwals, A Professional Corporation.

12.1†	— Computation of ratio of earnings to fixed charges for the six months ended June 30, 2014 and the years ended December 31, 2013, 2012, 2011, 2010 and 2009.

23.1†	— Consent of PricewaterhouseCoopers LLP.

23.2*	— Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).

23.3*	— Consent of Gable & Gotwals, A Professional Corporation (contained in Exhibit 5.2).

24.1*	— Powers of Attorney (included on the signature page hereto).

25.1*	— Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 on Form T-1.

99.1*	— Form of Letter of Transmittal.

†	Filed herewith.
*	Previously filed.